Exhibit 10.32

SENSOR TECHNOLOGY LICENSE AGREEMENT

This Sensor Technology License Agreement (the “Agreement”) is hereby entered into effective as of January 20, 2021 (the “Effective Date”), by and between, TBT Group, Inc, a Delaware Corporation (“TBT” or the “Licensor”), and Vivakor, Inc., a Nevada corporation (“Vivakor” or the “Licensee”). The Licensor and the Licensee may each be referred to herein as a “Party” and together as the “Parties.”

1. RECITALS

A.       WHEREAS, Licensor is the owner of certain piezo electric and energy harvesting technologies that it is using to create sensor technology to provide self-powered sensors for making smart roadways, as described in Exhibit A, hereto (the “Sensor Technology”), along with the intellectual property rights to those technologies, including the Sensor Technology.

B.       WHEREAS, the Parties are parties to a Letter of Intent dated September 25, 2020, under which the Parties agreed that Licensor would develop and commercialize the “Sensor Technology” in collaboration with Licensee (the “Letter of Intent”).

C.       WHEREAS, Licensee is interested in licensing the Sensor Technology (as well as the piezo electric and energy harvesting technologies to the extent necessary to develop the Sensor Technology and the intellectual property rights relevant to the Sensor Technology) from Licensor for smart road applications and implementations, and Licensor is interested in granting Licensee an exclusive license for the use of the Sensor Technology in smart roadways and the related intellectual property (and the non-exclusive use of the piezo electric and energy harvesting technologies to the extent necessary to develop the Sensor Technology for smart roadways) as set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other considerations cited herein, the Parties agree as follows.

2. DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

2.1.	“Commercialization” shall mean the point in time when the Sensor Technology has been sufficiently developed so that Licensee can sell the Sensor Technology as mutually determined by the Parties.

2.2.	“Confidential Information” shall mean any and all information disclosed by a Party (the “Disclosing Party”) to the other party (the “Recipient”) hereunder that is clearly marked or identified as “confidential,” such as proprietary information relating to the Disclosing Party’s technology (including the Intellectual Property and any associated knowhow), products, processes, business information, or intellectual property rights. “Confidential Information” further includes the terms and conditions of this Agreement not otherwise made public by agreement of the parties as well as information arising or disclosed pursuant to this Agreement. Notwithstanding the foregoing, information will not be considered “Confidential Information” to the extent the Recipient can demonstrate by written record or other suitable physical evidence that:

a)	such specific information was lawfully in the Recipient’s possession or control prior to the time such information was disclosed to the Recipient by the Disclosing Party;
b)	such specific information was independently developed by one or more employees or other agents of the Recipient without reference to such Confidential Information;

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c)	such specific information was lawfully obtained by the Recipient from a third party under no obligation of confidentiality to the Disclosing Party; or
d)	such specific information was, at the time it was disclosed or obtained by the Recipient, or thereafter became, publicly known otherwise than through a breach of the Recipient’s obligations hereunder.

2.3.	“Intellectual Property” shall mean:

a)	all issued patents, continuations, continuations-in-part, divisionals, and other patents or applications used in or derived from the Sensor Technology and Licensed Products;
b)	all related knowhow and trade secrets relating to the Sensor Technology and Licensed Products;
c)	any future improvements made to the Sensor Technology or Licensed Products; and
d)	all other trade secrets and intellectual property information related to the Sensor Technology and Licensed Products.

2.4.	“Licensed Products” shall mean any product, device, apparatus, kit or component part or any part thereof, developed as part of the Sensor Technology for use in smart roadways as outlined in Exhibit A.

2.5.	“Party” (and collectively, “Parties”) shall mean either or collectively the Licensor and/or Licensee, and all associated affiliates. Affiliates shall include a) any officer, director, and/or legal entity directly or indirectly controlled by, or controlling, a Party, b) an entity of which fifty percent or more of the voting stock is controlled or owned directly by a Party; c) an entity which owns fifty percent or more of the voting stock of a Party; and e) an entity the majority ownership of which is directly or indirectly common to the majority ownership of a Party.

3. GRANT OF LICENSE

3.1.	Grant. Subject to the terms and conditions of this Agreement, Licensor grants and the Licensee hereby accept a worldwide, exclusive, non-transferable license in respects necessary for the sale of the Licensed Products and the use of the Licensed Products by any purchasers thereof.

3.2.	Sublicense. The Licensee shall have the right to sublicense the sale of the Licensed Products, and the use of the Licensed Products by any purchasers thereof, to third parties for smart roadways (hereinafter “Sublicensee”). The sublicense terms shall be commercially reasonable when compared to similar transactions conducted at arms-length, and no sublicense shall contain the right to grant further sublicenses without the prior written consent of Licensor.

3.3.	Retention of Rights. The license granted under this Agreement is for the use of the Licensed Products produced from the Sensor Technology, and related Intellectual Property, for use in smart roadways. Licensor shall retain the non-transferable right to use the Sensor Technology and Licensed Products for its own purposes, commercial or noncommercial, outside of smart roadways. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to the use of the Sensor Technology (or the piezo electric and energy harvesting technologies used to develop the Sensor Technology) or Licensed Products for any purpose other than smart roadways.

4. PAYMENTS FOR THE LICENSE

4.1	Payments. All payments due to the Licensor for the License to sell the Sensor Technology are set forth:

4.1.1.	Licensee shall purchase each Licensed Product from the Licensor at a price equal to cost plus 40%. Cost shall be defined as the cost for all raw materials and cost of personnel to build each Licensed Product. The cost shall not include any costs under Section 1.3, below.

4.1.2.	Licensee shall pay fees in both stock and cash at specific milestones. Such milestones and payments are set out in Schedule 1.

4.1.3	Licensee and Licensor shall equally share in the development costs of the Sensor Technology and resulting Licensed Product to the time of Commercialization. Such total costs are estimated to be $250,000 and shall take no more than a year to complete. The estimated payment of $125,000 by Licensee for development costs will reduce the minimum purchase requirements in section 9.3. All manufacturing costs for Licensed Products after the time of Commercialization shall be borne solely by Licensor.

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5. REPORTS AND RECORDS

5.1.	Licensee Record Retention. Licensee shall make and retain and shall cause its Sublicensee to make and retain, for a period of three (3) years following the period of each report required by the Article true and accurate records of the account containing all the data reasonably required for the full computation and verification of gross sales, gross revenues, and other information for use by Licensee to calculate any amounts due and owing to the Parties. Such records shall be in accordance with generally accepted accounting principles consistently applied and shall be kept at Licensee’s principal place of business. The Licensee and any of their Sublicensee shall permit the inspection of such records by an independent certified public accountant chosen by Licensor and reasonably acceptable to Licensee during regular business hours upon five (5) business days’ written notice to Licensee, to the extent necessary to verify compliance with this Agreement. Such inspection shall not be made more than once each calendar year unless an error is discovered, or for other good cause. All costs of such inspection and copying shall be paid by Licensor, provided that if any such inspection shall reveal that an error has been made in an amount equal to 5% or more of any such payment due, such costs shall be paid by Licensee.

5.2	Licensor Record Retention. Licensor shall make and retain, for a period of three (3) years, true and accurate records for all costs incurred in the development and manufacturing of the Sensor Technology and the resulting Licensed Products. The records must be sufficiently detailed to enable Licensee to compute and verify (i) the development costs of the Sensor Technology and resulting Licensed Product, which Licensee is paying one-half of under Section 4.1.3, and (ii) the manufacturing costs to make Licensed Products after Commercialization that make up the “cost plus 40%” calculation under Section 4.1.1. The source documents underlying these records must also be maintained by Licensor. Licensor shall deliver these records to Licensee for every calendar quarter, with the documents being delivered to Licensee no later than fourteen (14) days after the end of each calendar quarter.

6. DUE DILIGENCE IN COMMERCIALIZATION

6.1.	Reasonable Efforts. Licensee agrees that it shall use its reasonable efforts and diligently endeavor to achieve the development and commercialization of the Licensed Products. Licensee may conduct such efforts itself or through a Sublicensee. Licensor shall use its reasonable efforts and diligently endeavor to achieve the development and regulatory approval of the Licensed Products.

6.2.	Status Reports. Licensee shall provide periodic Status Reports to Licensor, at least quarterly, indicating progress and problems to date in commercialization of the Licensed Products. Such Status Reports shall also include a forecast and schedule of major events required to market the Licensed Products. Licensor shall treat all such information as confidential.

7. PATENT PROSECUTION

7.1.	Ownership of Intellectual Property and Patent Rights. Licensor owns all the intellectual property contemplated in Section 2.3, as well as the intellectual property to its piezo electric and energy harvesting technologies, and reserves the rights related to any patents thereto. Nothing in this Agreement confers any intellectual property ownership upon Licensee.

7.2.	Patent Prosecution Expenses. Beginning from the Effective Date and during the term of this Agreement and subject to Section 7.7, Licensor shall diligently prosecute and maintain, at the Licensor’s expense, any United States and foreign patents comprising the Sensor Technology and Licensed Products, using patent counsel of the Licensor’s choice.

7.3.	Patent Prosecution Cooperation. The Parties agree to fully cooperate with one another and to keep each other fully informed regarding the preparation, filing, and prosecution of all patent applications which Licensor may file and prosecute pursuant to this Agreement. Licensee will also execute and deliver all documents which Licensor may deem necessary or desirable for such patent prosecution. Licensor will keep Licensee informed of the continuing prosecution.

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7.4.	Protection of Licensed Products. Licensor will use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the Licensed Products.

7.5.	Foreign Protection of Licensed Products. The Licensee will have the right to request that Licensor obtain or maintain patent protection on the Sensor Technology and Licensed Products in foreign countries if possible or available. Licensee shall notify Licensor in writing of the countries in which it desires Licensor to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith, and Licensee shall be responsible for all associated costs. Upon receipt of such request, Licensor will undertake the actions described in Section 7 with respect to each foreign country requested by Licensee and shall timely file any applicable patent applications. Licensee will be responsible for all costs associated with such a request.

7.6.	Patent Marking. The Licensee and their Sublicensee shall mark all Licensed Products sold by it with appropriate patent markings indicating that the Licensed Products are protected by one or more patents, if applicable. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

7.7.	Decision Not To File. If Licensor decides to take steps that would result in either not filing a patent application or the abandonment of a patent or patent application, it shall promptly give notice to Licensee of such decision, which notice shall in no event be less than thirty (30) days prior to the next deadline for payment, filing, or any other related action.

7.8.	Decision Not To pay. At any time, upon providing sixty (60) days written notice, Licensee may discontinue making payments with regard to any patent application(s) and/or patent(s) pursuant to this Agreement, and in such case, Licensee shall have no further rights under this Agreement and this license shall terminate with respect to the Sensor Technology and Licensed Products covered by those patent applications and/or patents.

8. INFRINGEMENT

8.1.	Notice of Infringement. The Parties shall promptly give written notice to each other of any apparent infringement discovered with respect to any patent issued pursuant to this Agreement and shall resolve the patent dispute pursuant to the procedures outlined in Section 7.

8.2.	Infringement of Third-Party Rights. If the Licensee or Licensor receive notice of a claim or action by a third party alleging infringement of such third party’s rights in connection with the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensee or their Sublicensee, the Parties shall resolve the dispute pursuant to the procedures outlined in Section 7.

8.3.	Indemnification. Subject to the notification provisions of Section 8.4 below, the Licensee shall defend and hold harmless Licensor against a third party infringement claim or action which results from the development, manufacture, use, marketing, or sale of a Licensed Product by the Licensee or their Sublicensee, and indemnify Licensor against the cost of such defense undertaken by the Licensee, including attorneys’ fees and all other legal expenses, costs, expert witness fees, and damages awarded or amounts paid in settlement in any such claim or action. Such indemnification shall include attorneys’ fees for independent counsel retained by Licensor if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensee, but only in connection with services rendered in connection with matters with respect to which the parties have adverse interests. The Licensee’s indemnification shall not include indemnification to the extent to which such infringement is directly caused by Licensor prior to the date of this Agreement.

8.4.	Notification. In the event that any claim is asserted against Licensor or the Licensee (or any of their respective officers, directors, trustees, employees, agents, or representatives), or if any such person is made a party defendant in any action involving a matter which is the subject of Licensor’s indemnification as set forth above, or if either Party becomes aware of a claim or patent which might provide the basis for a third party’s claim of infringement against Licensee for the development, manufacture, use, marketing, or sale of a Licensed Product, then such Party shall give written notice to the other within thirty (30) days of having learned of such, or within ten (10) days of the receipt of a written complaint or formal pleading regarding the same.

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9. TERM AND TERMINATION OF AGREEMENT

9.1.	Term. The term of the license granted under this Agreement shall continue for twenty (20) years from the date first noted above, unless terminated sooner under the provisions of this Agreement or extended by the mutual agreement of the Parties. Notwithstanding the above or the other provisions of this Section, any third party purchaser that is an end use of the Licensed Products will have a sublicense of the Intellectual Property in all respects necessary to use the Licensed Products in perpetuity.

9.2.	Termination by Licensor. In addition to any other rights of termination set forth in this Agreement, and subject to any applicable cure periods prescribed herein, Licensor may in its sole discretion terminate this Agreement in the event that:

a)	The Licensee fails to make payments when due of any amounts owed to Licensor under this Agreement and the Licensee does not correct such failure within thirty (30) business days after receipt of written notice of such failure is delivered to the Licensee;
b)	The Licensee commits a breach of any other material obligation of this Agreement or related Party agreement which is not cured (if capable of being cured) within thirty (30) days after receiving notice of such;
c)	The Licensee or its Sublicensee intentionally provides any materially false report, in which event such termination shall be effective thirty (30) days after written notice to Licensee; or,
d)	The Licensee becomes insolvent or a petition in bankruptcy is filed against the Licensee and is consented to, acquiesced, and remains undismissed for ninety (90) days; or Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for the Licensee, and the Licensee do not return to solvency before the expiration of said thirty (30) day period set by the notice, in which event such termination shall be effective thirty (30) days after written notice to the Licensee.

9.3.	Conversion to Non-Exclusive License. In addition to the provision set forth in Section 9.2 above, Licensor shall have the option, at its sole discretion, to convert the license set forth in this Agreement to a non-exclusive license if the Licensee fails to pay $500,000 to Licensor for Licensed Product per year. Such minimum payments will begin at the second anniversary of Commercialization, with any development costs paid by the Licensee deducted from such minimum payment.

9.4.	Termination by Licensee. The Licensee shall have the option to terminate this Agreement upon providing ninety (90) days’ written notice to Licensor. Licensee shall remain obligated to make any payments due or accrued pursuant to Section 4 or Schedule 1 during the ninety (90) day notice period to Licensor.

9.5.	Obligations on Termination.

9.5.1.	Rights Termination. Upon termination of this Agreement and except as otherwise expressly provided herein, all of the rights and licenses granted to Licensee under the terms of this Agreement shall terminate. The Licensee shall assign any sublicenses granted under this Agreement to Licensor. All rights licensed or transferred by Licensor to the Licensee hereunder which are subject to termination shall revert to Licensor, and Licensee agree to execute all instruments reasonably necessary and desirable to revest said rights in Licensor.

9.5.2.	Regulatory Records. Upon termination, the Licensee shall transfer ownership and possession of all records and documents of Licensee filed with regulatory authorities relating to the Licensed Products.

9.5.3.	Return of Confidential Material. Upon termination, the Licensee and their Sublicensee shall return all Confidential Information, including any knowhow relating to the Intellectual Property. The Licensee and their Sublicensee shall maintain confidentiality and not use any such information for a period of five (5) years after termination of this Agreement.

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9.5.4.	Unsold Inventory. In the event this Agreement is terminated for any reason, the Licensee and their Sublicensee shall have the right to sell or otherwise dispose of their stock of any Licensed Products, subject to the obligation of the Licensee to pay Licensor the payments as provided in Section 4 and Schedule 1 of this Agreement. The Licensee shall immediately discontinue any additional production of the Licensed Products.

9.5.5.	Sublicensee. In the event that the license granted to the Licensee under this Agreement is terminated, any sublicenses granted to Sublicensee shall remain in full force and effect, provided that the Sublicensee is not then in breach of its sublicense agreement, and the Sublicensee agrees to be bound to Licensor as a licensee under the terms and conditions of the Agreement, in which case Licensor and Sublicensee shall enter into appropriate agreements or amendments to the sublicense agreements to substitute Licensor for the Licensee as the licensor.

9.6.	Other Rights. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination, including, without limitation, Licensee’s obligation to pay all royalties or other payments and/or reimbursements specified in Section 4 and Schedule 1. The rights provided in this Section shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

9.7.	Ownership of Sensor Technology and Licensed Products. Upon the Termination of this Agreement for any reason and for any cause, the full ownership of the Sensor Technology and Licensed Products, as well as all related intellectual property and patents, shall remain solely and exclusively that of Licensor.

10. INDEMNIFICATION AND WARRANTIES

10.1.	Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE SENSOR TECHNOLOGY OR LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL. OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE TAKES THE INTELLECTUAL PROPERTY “AS-IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR FOR WARRANTY OF ANY KIND RELATING TO THE INTELLECTUAL PROPERTY SUBJECT TO THE REPRESENTATIONS MADE HEREIN. IN NO CASE SHALL LICENSOR’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO LICENSOR BY LICENSEE AS OF THE DATE OF FILING OF THE ACTION AGAINST LICENSOR WHICH RESULTS IN A SETTLEMENT OR AWARD OF DAMAGES.

10.2.	Indemnity. With the exception of infringement claims or actions covered by Section 8, Licensee shall defend, indemnify, and hold harmless Licensor from and against any and all liabilities, claims, suits, damages, and expenses of any nature related to a third party claim in connection with Licensee’s execution of the license or sublicence hereunder. In the event of such indemnification, Licensor shall reasonably cooperate with the Licensee in defending any such claims. Licensor shall be entitled to receive information regarding the status of any such matter, and shall be entitled to retain counsel on its own behalf at Licensee’s expense, in addition to counsel retained by Licensee to defend Licensor, if Licensor is named a party, and if Licensor deems such separate independent counsel to be necessary as a result of conflicts of interest with the Licensee, or if Licensor is not satisfied with the defense provided by the Licensee for any reason.

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10.3.	Insurance.

10.3.1.	The Licensee, at its sole cost and expense, shall purchase and maintain in effect and shall require their Sublicensee to purchase and maintain in effect comprehensive or commercial form general liability insurance (contractual liability and products liability included on a world-wide basis) insuring its and their activities in connection with clinical trials, marketing approvals, and covering all claims with respect to any Licensed Products manufactured or sold within the term of any license granted hereunder, and professional liability (errors and omissions), and workers’ compensation as required by law and automobile liability, which policies shall, if required by the Licensor in writing: (i) be in such form of coverage and written by such company licensed to conduct business in the State of Utah as Licensor shall reasonably approve, (ii) provide that such policy is primary and not excess or contributory with regard to other insurance Licensor may have, (iii) provide at least thirty (30) days’ notice to Licensor of cancellation, (iv) include Licensor as additional named insureds under Licensee’s general liability and automobile liability policies, and (v) have the following minimum limits: Comprehensive General Liability including products and completed operations coverage and contractual liability (minimum $1 million each occurrence, $2 million annual aggregate). In the event the Licensee cannot obtain such insurance, or cannot obtain such insurance at a reasonable price, it shall obtain insurance in an amount to reasonable to cover the Licensee in the event of a covered event, based on the then-current operations of the company. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after expiration of this Agreement. The Licensee shall have this insurance in place prior to beginning development on a Licensed Product and at such time will furnish a certificate of such insurance to Licensor within thirty (30) days thereafter. The Licensee shall obtain such additional insurance coverage as shall be reasonably requested by Licensor, and reasonably agreed to by the parties, provided that Licensor shall not request changes in such coverage more frequently than annually.

10.3.2.	The Licensee expressly waive any right of subrogation that it may have against Licensor resulting from any liabilities, claims, suits, damages, and expenses of any nature for which Licensee has agreed to indemnify Licensor or hold Licensor harmless under this Section.

10.4.	Representations and Warranties of Licensor. Licensor represents, warrants, and covenants to the Licensee as follows:

a)	Licensor is a corporation (TBT Group, Inc.) and duly organized, validly existing and in good standing under the laws of the State of Delaware having full corporate power to conduct each business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.
b)	The execution, delivery and performance under this Agreement by the Licensor has been duly authorized by all required corporate action, do not constitute a breach, default or violation of any of the provisions of Licensor’s Articles of Incorporation, Bylaws or other charter documents, or any other agreement, law, or regulation to which it may be a party or by the terms of which it may be bound.
c)	Licensor warrants that Licensor has the rights, ownership, titles and interests, legal and equitable, necessary in the Sensor Technology, Licensed Products and attending Intellectual Property to grant the Licensee the exclusive license and rights described herein.
d)	The license granted to the Licensee under this Agreement is the only license granted by Licensor with respect to the Sensor Technology and Licensed Products and during the term of this Agreement Licensor shall not grant any third party rights inconsistent with the rights granted Licensee herein.
e)	There are no pending, and to the knowledge of Licensor as of the Effective Date, any threatened actions, claims, or proceedings in any way relating to the Sensor Technology or Licensed Products.

10.5.	Representations and Warranties of the Licensee. The Licensee represents, warrants, and covenants to Licensor as follows:

a)	The Licensee is a corporation (Vivakor, Inc.) and duly organized, validly existing and in good standing under the laws of the State of Nevada having full corporate power to conduct each business as presently conducted, and to enter into and consummate the transactions contemplated by this Agreement.
b)	The execution, delivery and performance under this Agreement by the Licensee has been duly authorized by all required corporate action, do not constitute a breach, default or violation of any of the provisions of Licensee’s Articles of Incorporation, Bylaws or other charter documents, or any other agreement, law, or regulation to which it may be a party or by the terms of which it may be bound.

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11. MISCELLANEOUS

11.1.	Choice of Law. This Agreement will be governed by the laws of the State of Delaware.

11.2.	Legended stock certificates – Purchaser understands and agrees that the Shares and the certificate representing the Shares will contain the following or substantially similar legend, unless otherwise agreed by the Company, and the Company’s records shall contain a notation to the same or substantially similar effect with respect to Shares: THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS AND THIS SECURITY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SUCH LAWS OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ENGRAVING MASTERS, INC. (THE “COMPANY”) AND ITS AGENTS THAT, ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE AND OTHER SECURITIES LAWS, AS CONFIRMED TO THE COMPANY BY AN OPINION OF COUNSEL TO THE HOLDER IF REQUESTED BY THE COMPANY, SUBJECT AT ALL TIMES TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION.

11.3.	Lock-Up Period: In addition, Licensor agrees that it will not, during the period commencing on the date hereof and ending 180 days after the receipt of each tranche of securities of the Licensee (the “Lock-Up Period”): (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of stock or any securities convertible into or exercisable or exchangeable for shares of stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Shares. After the initial six month Lock-up Period, Licensor agrees that it will sell no more than 25,000 shares per week of the Lock-Up Securities unless Licensee specifically allows Licensor to sell additional shares. In the event that average daily trading volume of Licensee’s common stock exceeds 500,000 shares per day for 10 consecutive trading days, then TBT will be permitted to sell 50,000 shares per week as long as such trading volume continues to exceed 500,000 shares. All shares considered in this Agreement are subject to Licensee stock splits and as such the amounts in Exhibit B are also subject to stock splits of the Licensee.

11.4.	Compliance with Laws and Regulations. The Parties shall use reasonable efforts to comply with all foreign and United States federal, state and local laws and regulations applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. The Parties shall also be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and the Licensee’s activities hereunder. The Licensee shall be responsible for all taxes, duties, and other governmental charges, however, designated, which are now or hereafter imposed by any such authority (a) by reason of the performance by the Licensee of their obligations under this Agreement, or the payment of any amounts by the Licensee to Licensor under this Agreement, (b) based on the Intellectual Property or Licensed Products, or (c) relating to the import of the Licensed Products into any such territory. Licensor agrees to use reasonable efforts to cooperate with Licensee at Licensee’s expense, in connection with any filings required by any governmental entity.

11.5.	Notices. Any notice, report, request or other communication required or permitted to be given under this Agreement by a Party to the other parties shall be either hand-delivered (including delivery by courier), or mailed by first-class registered or certified mail (airmail if internationally), with return receipt requested, and addressed as follows:

To Licensee:	Vivakor, Inc.
2 Park Plaza, Suite 800
Irvine, CA 92614
Tel: 949-281-2606
Fax:

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With a copy to:	Law Offices of Craig V. Butler
300 Spectrum Center Drive, Suite 300
Irvine, CA 92618
Attn. Craig V. Butler
Fax: (949) 209-2545
Email: cbutler@craigbutlerlaw.com

To Licensor:	TBT Group Inc.

With a copy to:

Each Party may designate in writing a new address to which any notice may thereafter be given. Any notice sent by registered or certified mail shall be deemed to have been given at the time of the receipt thereof by the other Party or three (3) calendar days after the time of mailing, whichever is earlier.

11.6.	Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral with respect thereto.

11.7.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each Party to be bound. No delay on the part of any Party, in exercising any right hereunder shall operate as a waiver thereof. Neither any waiver on the part of any Party of any such right, nor any single or partial exercise of any such right shall preclude any further exercise thereof or the exercise of any other such right unless waived in writing. The rights and remedies hereunder provided are cumulative and except as otherwise provided herein are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

11.8.	Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The parties may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

11.9.	Severability. If any term or provision in this Agreement or the application thereof shall be held invalid, void or unenforceable, the remainder of such term or provision shall remain in full force and effect, and the invalid, void, or unenforceable term or provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.

11.10.	Method of Dispute Resolution. In the event that there arises any disagreement or dispute between the Parties that cannot be amicably resolved and which relates to the interpretation, enforcement, or violation of the terms of this Agreement, such matters will be resolved through arbitration.

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11.11.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.12.	Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13.	Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the Recipient shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party hereto pursuant to this Agreement. Accepted as prohibited under this Agreement, each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise.) Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party; provided disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a Party’s accountants, attorneys and other professional advisors.

11.14.	Publicity. Unless required by federal and/or state law or regulation, no Party shall release any materials containing the name of another Party or any of its employees without the prior approval by an authorized representative of such Party, which approval shall not be unreasonably withheld. The Parties agree to make a mutually-agreed press release regarding this Agreement promptly following the Effective Date. Should a Party reject a proposed news release, the Parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

11.15.	Further Assurances. Each Party to this Agreement shall, at the request of the other, furnish and deliver such documents, or other further assurances as the requesting Party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

11.16.	Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is caused by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and the non-performing party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall any party be required to settle any labor dispute or disturbance.

11.17.	Survival. The following obligations shall survive the termination of this Agreement: (a) the Licensee’s obligation to supply reports covering the time periods up to the date of termination; (b) Licensor’s right to receive payments and fees, accrued or accruable, from payments at the time of any termination; (c) The Licensee’s obligation to maintain records, and Licensor’s right to have those records inspected; (d) any cause of action or claim of either party, accrued or to accrue because of any action or omission by the other; (e) The Licensee’s obligations stated in Sections 5, 8, 9.5, 9.6, 10.1,10.2, 11.1, 11.10, 11.11, 11.12, 11.13 of this Agreement; and (f) Licensee’s obligations to return all materials given to it by Licensor.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:

Licensor:	TBT Group, Inc

/s/ Daniel Declement
Daniel Declement

Licensee:	Vivakor, Inc.,
a Nevada corporation

/s/ Matt Nicosia
By: Matt Nicosia
Its: Chief Executive Officer

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Exhibit A

Description of the Sensor Technology

The technology being provided by TBT is a sensor for smart road applications. It will be developed utilizing TBT’s piezo-electric technology, which is a thin film that can generate energy through ambient vibrations (“energy harvesting device”). The energy harvesting device will then be coupled with and be able to power a communications device capable of being embedded within the roadway. In the initial iteration of the technology, it is anticipated that such a device will be able to provide a ping such that smart technology within a car can locate the device.

In the second iteration, the technology will be able to capture data and report the data back to a central location. The technology is exclusively for use within smart road and smart infrastructure applications. The specific data that will be measured and communicated and method of communications will be determined jointly.

In addition to the above, the Sensor Technology will include any patents, provisional patents and patent applications filed related to the Sensor Technology.

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Schedule 1

Payment/Milestones

1)	Within 10 days of closing a financing transaction in connection with a listing on NASDAQ, or the funding of at least $2 million in bridge financing, and after the execution of this agreement Licensee shall pay Licensor $250,000 plus 500,000 shares of restricted common stock*, subject to stock splits and terms of this Agreement, in Vivakor, Inc.
2)	When the Licensor delivers to the Licensee data showing that the sensor performs based on mutually defined specifications and all designs for the sensor are completed, Licensee shall pay an additional $250,000 and 500,000 shares of restricted common stock*, subject to stock splits and terms of this Agreement.
3)	Upon delivery of a mutually agreed working prototype of the sensor that includes associated communication capabilities, Licensee shall pay an additional $250,000 and 500,000 shares of restricted common stock*, subject to stock splits and terms of this Agreement.
4)	Upon Commercialization of the product, Licensee shall pay an additional $250,000 and 1,000,000 shares of restricted common stock*, subject to stock splits and terms of this Agreement.

*Any shares of Licensee’s common stock issued to Licensor hereunder will be the subject of separate stock purchase agreements between the Parties, which will contain standard provisions and representations and warranties, including, but not limited to, securities-related representations and warranties.

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